Exhibit 99.1

For Immediate Release

Wrigley Reports Record Quarterly Sales on 16% Increase

CHICAGO – July 25, 2006 – The Wm. Wrigley Jr. Company (NYSE - WWY) today announced record quarterly sales of $1.2 billion, an increase of 16 percent on worldwide shipment increases of 21 percent.

Net earnings for the quarter were $0.51 per diluted share – including the negative impacts of previously announced restructuring charges ($0.02) and new accounting requirements to expense stock options ($0.03) – versus $0.57 for the year ago period.   On a non-GAAP basis, excluding the impact of restructuring and options costs, 2006 second quarter per share earnings would have been $0.56, $0.01 below the prior year.  All per share figures have been adjusted to reflect the 5-for-4 stock dividend that took place on May 1, 2006.

“We remain pleased with our strong top-line growth and the continued vitality of our core gum business worldwide,” said Bill Wrigley, Jr., Chairman, President and Chief Executive Officer.  “Given the dynamic, competitive nature of the marketplace and the need to improve margins, we are taking aggressive steps to improve our performance to ensure that more of that top-line success translates into stronger bottom-line results.  We are already underway with our plans to focus investments where they will have the most impact, streamline operations, and better align our management team so that we can fully leverage our global presence and market share leadership positions.”

In terms of Wrigley’s core business, global gum shipments were up 8% in the quarter, and the Company gained gum share in a number of key competitive countries, such as France and Canada; extended share leadership in the key geography of China; and is gaining business momentum in India.  In the U.S. marketplace, Wrigley’s share of gum remains above 60 and near its all-time high, but following its 8 share point gain over the past five years, the Company is seeing stepped-up new product and promotional activities by competitors.

“We are taking a very intentional approach to addressing both opportunities and challenges in the U.S., and are confident in the strength and quality of product and marketing initiatives that are currently rolling out into the marketplace,” added Wrigley.

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The Altoids®, Life Savers®, Creme Savers® and Sugus® brands were acquired by Wrigley last summer as part of its strategy to become a broader-based confectionery company.  Those brands have added critical mass to the Company’s overall non-gum confectionery business – that now accounts for just over 10 percent of worldwide sales – and their integration into overall Wrigley operations is nearing completion.

“As we have previously stated, in addition to being a period of tough comparisons given the outstanding results for the first half of 2005, the first half of 2006 has involved continuing integration and realignment of and investment in these acquired brands in terms of production capacity, distribution footprint and merchandising and marketing support,” noted Bill Wrigley, Jr.  “Over the past twelve months, we have taken the necessary steps to establish a base of business upon which we can build.  As 2006 progresses, we anticipate improved momentum for these brands in response to our steady investment in innovation and brand support behind them.”

Sales Performance

Second quarter global sales grew by $167 million or 16 percent over the same quarter last year.  Wrigley’s core business accounted for a little less than half of the overall increase, with excellent shipment gains for both gum (+8 percent) and non-gum items (+28 percent) in the quarter.  The acquired confectionery brands accounted for just over half of the quarterly sales gain.

“Around the world, our chewing gum business remains very strong and continues to grow at a vigorous pace,” said Ralph Scozzafava, Vice President – Worldwide Commercial Operations.  “With 8 percent shipment growth, our gum business remains at the top end of performance of confectionery, food and the consumer goods industry.  All of our regions contributed to that gain, led by outstanding results in Asia, particularly China.”

In addition to the growth of Wrigley’s existing gum and non-gum confectionery business, the Company continued to make progress on integrating and properly aligning the acquired brands.

“Our first new offerings under those brands – including Altoids© Mango Sours and Creme Savers© Tropicals – have now been in the marketplace six months, and their positive performances have contributed to excellent acceptance rates for our summer new product offerings that have been rolling out to U.S. retailers over the past several weeks,” commented Scozzafava.  “Next month, we will be unveiling exciting new creative behind our flagship Altoids brand; and by year end, as the clear leader in mints, Altoids will introduce the next great innovation to the category – chocolate-dipped mints – in time to make it an especially Happy New Year for our customers and consumers.”

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Turning to the individual geographic regions, second quarter sales highlights included:

•

Asia continued to deliver strong sales growth, recording a 26 percent increase on a 22 percent shipment increase.  The biggest contribution to the region’s sales gain came from China, where sales expanded at a rate in excess of 30 percent.  The continued excellent business momentum in China reflects ongoing positive consumer response to our innovative bottled gum products and the expansion of China’s most popular confectionery brand following the first quarter launch of Doublemint® mints.

•

In EMEAI (principally Europe), sales were up 7 percent on an 8 percent shipment increase.  Growth in the region was led by double-digit gains in Russia, Ukraine, the Middle East and India, similar to the first three months of the year.  In Russia, sales of Juicy Fruit© Jelly Chews have achieved nearly a 20 share in the sugar confectionery category after just six months in the marketplace.  Those strong gains for East/South Europe were partially offset by modest sales declines across West/North Europe, although both Germany and France had relatively better sales performances than in the first quarter.

•

Sales in North America were up 28 percent, with the strong majority of the gains coming from the acquired confectionery brands.  In the U.S., sales for Wrigley’s core business climbed 3 percent on a 4 percent increase in volume.  Strong gains from Orbit®, Orbit White®, and new Doublemint Twins™ mints, as well as continued growth in Extra®, more than offset declining sales for sugar gum brands; Eclipse® pellet volume also declined, but at a slower rate than in the previous quarter.

Overall, year-to-date net sales are up 15 percent or $292 million to $2.3 billion, including a 1 percent negative impact of currency translation, on a 22 percent shipment increase.  Excluding currency effect, the Company’s core business accounted for just under half of both shipment and sales growth through the first six months of 2006.

Gross Margins

Consolidated gross margins for the quarter were 52.1 percent versus 57.1 percent a year ago.  They were reduced by approximately 100 basis points as a result of restructuring charges and stock option expenses.  Lower margin contributions from the confectionery brands acquired last summer accounted for another approximately 250 basis points, and the remaining decline can be principally attributed to some product mix shifts and geographic mix of business in the quarter, along with lower initial margins for some new consumption-driving packaging formats overseas.  There were also slightly unfavorable product costs in the quarter, but despite rising fuel and commodity prices, they were kept to a minimum through other efficiencies and cost savings.

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“Margin improvements remain a key focus for the entire organization,” stated Reuben Gamoran, Senior Vice President and Chief Financial Officer.  “Our changing mix of business, the success of new product and packaging formats, and the current geographic sales mix have put some pressure on margins, and we are redoubling our efforts to manage costs and improve efficiencies to maintain our strong overall margin position.  We have substantially completed the supply chain integration for Altoids products, and we expect to see benefits from our streamlined production and distribution processes.  Additionally, we have recently initiated some changes in our core gum business to further improve operations and overall cost performance.”

The difference between 2006 year-to-date gross margins of 52.0 percent and the prior year figure of 56.9 percent reflects the same factors noted for the second quarter.

Operating Profits and Net Earnings

Consolidated operating profits for the quarter and the first six months of the year were down 7 percent and 8 percent respectively, due to restructuring charges and stock option expensing.  In the absence of those charges, operating profits were up for the quarter and year-to-date, including a small positive contribution from the new confectionery brands in the current quarter.

Consolidated net earnings for the quarter of $141 million were down $22 million from the prior year.  On a diluted per share basis, earnings were $0.51, down 11 percent from the year-ago quarter.  In addition to the dilution from the acquired confectionery brands, earnings were negatively impacted by the restructuring charge and stock option expenses, which reduced earnings by $0.02 and $0.03 respectively.  On a non-GAAP basis, excluding restructuring and options costs, earnings per share were $0.56 versus $0.57 a year ago.

Year-to-date diluted earnings per share of $0.91 are down 13 percent from the first six months of 2005.  Excluding restructuring ($0.04) and options costs ($0.05), six-month earnings per share – on a non-GAAP basis – of $1.00 are down $0.04 from the year-ago period, including a $0.01 negative impact from currency translation.

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About Wrigley

The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.

Cautionary Statement Regarding Forward-Looking Information

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements.  A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

FROM:	WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net sales	$1,206,817	$1,040,184	$2,282,347	$1,990,574
Cost of sales	568,819	445,813	1,077,170	858,570
Restructuring charges	9,193	—	17,763	—

Gross profit	628,805	594,371	1,187,414	1,132,004

Selling, general and administrative expense	407,862	358,049	793,655	703,475

Operating income	220,943	236,322	393,759	428,529

Interest Expense	(16,012)	(1,077)	(31,355)	(2,282)
Other income	1,890	2,932	8,953	5,309

Earnings before income taxes	206,821	238,177	371,357	431,556

Income taxes	66,183	75,733	118,834	138,098

Net earnings	$140,638	162,444	$252,523	293,458

Net earnings per average share of common stock (basic) [a]	0.51	0.58	0.91	1.04

Net earnings per average share of common stock (diluted) [a]	0.51	0.57	0.91	1.04

Average number of basic shares outstanding for the period	277,503	281,413	277,485	281,260

Average number of diluted shares outstanding for the period	278,002	282,719	278,410	282,605

[a]	Per share calculations based on the average number of shares outstanding for the period.

Note: In thousands except for earnings per share amounts.